Exhibit 99.1

For Immediate Release

Syniverse Appoints David Hitchcock Head of Global Product Management and Development and Robert Reich as Chief Financial Officer

TAMPA, Fla. – March 19, 2015 – Syniverse today announced that David W. Hitchcock has been appointed the company’s Executive Vice President, Global Product Management and Development, effective April 1, 2015. Hitchcock has served as the Chief Financial and Administrative Officer for Syniverse since 2007. Robert (Bob) Reich will take over the Chief Financial Officer role from David Hitchcock also effective April 1, 2015.

“As our Chief Financial and Administrative Officer for the last seven-plus years, David is the most capable person to head this group and can immediately hit the ground running,” said Stephen (Steve) C. Gray, President and CEO of Syniverse. “During David’s tenure the company has transformed into a global mobile enabler, positioned in the center of the mobile ecosystem, and with David in this role, we will be able to drive innovative solutions that allow our customers to engage and delight their mobile end-users. We are very fortunate to have David in this role, leading this critical area for the company.”

Bob Reich is an accomplished business and financial executive with over 25 years of general and financial management experience with private-equity-sponsored and public companies. He is most recently the Senior Vice President, Chief Financial Officer of Hawaiian Telcom Communications, Inc. and previously served as the Vice President, Controller and Treasurer for McLeod,USA, Inc., as well as the Assistant Vice President, Corporate Financial Planning and Assistant Controller for Wisconsin Central Transportation Corporation. Reich also served as Audit Manager at Deloitte & Touche and is a Certified Public Accountant.

“Bob’s financial leadership experience in telecom and technology makes him an excellent choice to join the Executive Leadership Team as we move forward to grow the company and provide increasing value to our customers and shareholders,” Gray said.

About Syniverse

Syniverse is the leading global transaction processor that connects more than 1,500 mobile service providers, enterprises, ISPs and OTTs in nearly 200 countries and territories, enabling seamless mobile communications across disparate and rapidly evolving networks, devices and applications. We deliver innovative cloud-based solutions that facilitate superior end-user experiences through always-on services and real-time engagement. For more than 25 years, Syniverse has been simplifying complexity to deliver the promise of mobility – a simple, interoperable experience, anytime, anywhere. For more information, visit www.syniverse.com, follow Syniverse on Twitter or connect with Syniverse on Facebook.

# # #

For more information:

Bobby Eagle

Syniverse Public Relations

+1 813.637.5050

bobby.eagle@syniverse.com